GENUINE PARTS COMPANY

NEWS RELEASE

FOR IMMEDIATE RELEASE

GENUINE PARTS COMPANY
REPORTS SALES AND EARNINGS
FOR THE SECOND QUARTER ENDED JUNE 30, 2015

- Company Reports Sales of $3.9 Billion and Earnings Per Share of $1.28 -

Atlanta, Georgia, July 20, 2015 — Genuine Parts Company (NYSE: GPC) announced today sales and earnings for the second quarter and six months ended June 30, 2015.

Sales for the second quarter ended June 30, 2015, increased 1% to $3.94 billion compared to sales of $3.91 billion for the same period in 2014. Net income for the second quarter was $195.4 million compared to $197.7 million recorded for the same period in the previous year. Earnings per share on a diluted basis were $1.28, equal to the earnings per share for the second quarter last year.

Tom Gallagher, Chairman and Chief Executive Officer, commented, “Our results reflect the moderation in our sales and earnings growth rates in the second quarter, primarily due to the ongoing choppiness in the economy. This is especially the case for our Industrial business. Overall, our 1% second quarter sales increase included underlying sales growth of 2.2% and a 1.3% contribution from acquisitions, offset by an expected currency headwind of 2.7%. Sales for the Automotive Group were essentially flat with the prior year and consisted of core automotive growth of approximately 4% offset by the impact of currency. Sales at Motion Industries, our Industrial Group, decreased by approximately 2%, which basically represents the underlying growth for this business, as a 1% contribution from acquisitions was offset by an equal currency headwind. Sales at EIS, our Electrical/Electronic Group, increased by 3.5% and included approximately 6% growth from acquisitions, net of a 2% decrease in core sales and a 0.5% negative impact of copper pricing. Sales for S. P. Richards, our Office Products Group, were up 14%, consisting of 9% underlying growth and approximately 5% from acquisitions.”

Sales for the six months ended June 30, 2015 were $7.68 billion, up 2% compared to 2014. Net income for the six months was $356.4 million, basically unchanged from 2014, and earnings per share on a diluted basis were $2.33, up 1% compared to $2.30 in 2014.

Mr. Gallagher concluded, “In the midst of the challenging sales environment, two important highlights thus far in 2015 include the further strengthening of our balance sheet and improved cash flows, which position us well for future growth. Our teams are very focused on driving improved results over the balance of the year. We believe the initiatives we have put in place should contribute to our growth in each of our four distribution businesses as we move ahead.”

Conference Call

Genuine Parts Company will hold a conference call today at 11:00 a.m. EDT to discuss the results of the quarter and the future outlook. Interested parties may listen to the call on the Company’s website, www.genpt.com, by clicking “Investors”, or by dialing 844-857-1770, conference ID 77046416. A replay will also be available on the Company’s website or at 855-859-2056, conference ID 77046416, two hours after the completion of the call until 12:00 a.m. Eastern time on August 4, 2015.

Forward Looking Statements

Some statements in this report, as well as in other materials we file with the Securities and Exchange Commission (SEC) or otherwise release to the public and in materials that we make available on our website, constitute forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Senior officers may also make verbal statements to analysts, investors, the media and others that are forward-looking. Forward-looking statements may relate, for example, to future operations, prospects, strategies, financial condition, economic performance (including growth and earnings), industry conditions and demand for our products and services. The Company cautions that its forward-looking statements involve risks and uncertainties, and while we believe that our expectations for the future are reasonable in view of currently available information, you are cautioned not to place undue reliance on our forward-looking statements. Actual results or events may differ materially from those indicated as a result of various important factors. Such factors may include, among other things, slowing demand for the Company’s products, changes in general economic conditions, including, unemployment, inflation or deflation, high energy costs, uncertain credit markets and other macro-economic conditions, the ability to maintain favorable vendor arrangements and relationships, disruptions in our vendors’ operations, competitive product, service and pricing pressures, the Company’s ability to successfully implement its business initiatives in each of its four business segments, the Company’s ability to successfully integrate its acquired businesses, the uncertainties and costs of litigation, as well as other risks and uncertainties discussed in the Company’s Annual Report on Form 10-K for 2014 and from time to time in the Company’s subsequent filings with the SEC.

Forward-looking statements are only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent Forms 10-K, 10-Q, 8-K and other reports to the SEC.

About Genuine Parts Company

Genuine Parts Company is a distributor of automotive replacement parts in the U.S., Canada, Mexico and Australasia. The Company also distributes industrial replacement parts in the U.S., Canada and Mexico through its Motion Industries subsidiary. S. P. Richards Company, the Office Products Group, distributes business products in the U.S. and Canada. The Electrical/Electronic Group, EIS, Inc., distributes electrical and electronic components throughout the U.S., Canada and Mexico.

Contacts

Carol B. Yancey, Executive Vice President and CFO – (770) 612-2044
Sidney G. Jones, Vice President — Investor Relations – (770) 818-4628

GENUINE PARTS COMPANY and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended June 30,		Six months Ended June 30,
	2015	2014	2015	2014
	(Unaudited)
	(in thousands, except per share data)
Net sales	$3,940,401	$3,908,387	$7,676,452	$7,533,284
Cost of goods sold	2,762,071	2,729,219	5,385,303	5,269,486

Gross profit	1,178,330	1,179,168	2,291,149	2,263,798
Operating expenses:
Selling, administrative & other expenses	832,610	832,205	1,658,164	1,636,006
Depreciation and amortization	35,603	36,783	71,487	73,640

	868,213	868,988	1,729,651	1,709,646
Income before income taxes	310,117	310,180	561,498	554,152
Income taxes	114,744	112,453	205,115	198,941

Net income	$195,373	$197,727	$356,383	$355,211

Basic net income per common share	$1.28	$1.29	$2.34	$2.31
Diluted net income per common share	$1.28	$1.28	$2.33	$2.30
Weighted average common shares outstanding	152,134	153,463	152,394	153,595
Dilutive effect of stock options and
non-vested restricted stock awards	855	1,069	880	1,063

Weighted average common shares outstanding – assuming dilution	152,989	154,532	153,274	154,658

GENUINE PARTS COMPANY and SUBSIDIARIES
SEGMENT INFORMATION AND FINANCIAL HIGHLIGHTS

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(Unaudited)
	(in thousands)
Net sales:
Automotive	$2,103,126	$2,110,396	$4,001,634	$4,008,911
Industrial	1,188,031	1,209,235	2,369,854	2,352,509
Office Products	477,755	418,785	968,053	836,883
Electrical/Electronic Materials	194,701	188,034	376,747	368,365
Other (1)	(23,212)	(18,063)	(39,836)	(33,384)

Total net sales	$3,940,401	$3,908,387	$7,676,452	$7,533,284

Operating profit:
Automotive	$207,443	$206,683	$358,084	$356,793
Industrial	88,876	95,428	176,645	178,478
Office Products	34,501	31,183	71,025	65,129
Electrical/Electronic Materials	18,568	16,463	34,031	31,992

Total operating profit	349,388	349,757	639,785	632,392
Interest expense, net	(5,674)	(6,224)	(11,001)	(12,430)
Intangible amortization	(8,796)	(8,498)	(17,400)	(17,374)
Other, net	(24,801)	(24,855)	(49,886)	(48,436)

Income before income taxes	$310,117	$310,180	$561,498	$554,152

Capital expenditures	$21,037	$21,536	$37,464	$39,923

Depreciation and amortization	$35,603	$36,783	$71,487	$73,640

(1) Represents the net effect of discounts, incentives and freight billed reported as a component of net sales.

GENUINE PARTS COMPANY and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	June 30,
	2015	2014
	(Unaudited)
	(in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$223,840	$152,863
Trade accounts receivable, net	2,008,445	1,909,268
Merchandise inventories, net	3,025,165	2,987,143
Prepaid expenses and other current assets	506,070	463,087

TOTAL CURRENT ASSETS	5,763,520	5,512,361
Goodwill and other intangible assets, less accumulated amortization	1,382,766	1,432,862
Deferred tax assets	139,928	89,196
Other assets	486,885	555,825
Net property, plant and equipment	640,534	661,304

TOTAL ASSETS	$8,413,633	$8,251,548

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Trade accounts payable	$2,743,444	$2,489,570
Current portion of debt	350,000	306,358
Income taxes payable	1,069	22,639
Dividends payable	93,496	88,211
Other accrued expenses	679,613	600,076

TOTAL CURRENT LIABILITIES	3,867,622	3,506,854
Long-term debt	500,000	500,000
Pension and other post-retirement benefit liabilities	261,783	137,616
Deferred tax liabilities	68,428	85,584
Other long-term liabilities	460,302	484,000
Common stock	151,709	153,306
Retained earnings	3,901,607	3,725,279
Accumulated other comprehensive loss	(809,501)	(351,415)

TOTAL PARENT EQUITY	3,243,815	3,527,170
Noncontrolling interests in subsidiaries	11,683	10,324

TOTAL EQUITY	3,255,498	3,537,494

TOTAL LIABILITIES AND EQUITY	$8,413,633	$8,251,548

GENUINE PARTS COMPANY and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2015	2014
	(Unaudited)
	(in thousands)
OPERATING ACTIVITIES:
Net income	$356,383	$355,211
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	71,487	73,640
Share-based compensation	8,646	7,855
Excess tax benefits from share-based compensation	(5,300)	(5,948)
Changes in operating assets and liabilities	22,892	(63,656)

NET CASH PROVIDED BY OPERATING ACTIVITIES	454,108	367,102
INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(37,464)	(39,923)
Acquisitions and other investing activities	(80,140)	(178,889)

NET CASH USED IN INVESTING ACTIVITIES	(117,604)	(218,812)
FINANCING ACTIVITIES:
Proceeds from debt	1,634,587	1,246,613
Payments on debt	(1,552,554)	(1,214,169)
Share-based awards exercised, net of taxes paid	(5,914)	(6,754)
Excess tax benefits from share-based compensation	5,300	5,948
Dividends paid	(181,883)	(171,171)
Purchase of stock	(145,219)	(53,769)

NET CASH USED IN FINANCING ACTIVITIES	(245,683)	(193,302)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(4,711)	982

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	86,110	(44,030)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	137,730	196,893

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$223,840	$152,863